Collaborative Investment Series Trust - 485BPOS

Exhibit 99.(j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 29, 2022, relating to the financial statements and financial highlights of Greenwich Ivy Long-Short Fund, a series of Collaborative Investment Series Trust, for the year ended September 30, 2022, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

May 26, 2023